EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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
                                       THREE MONTHS ENDED       NINE MONTHS ENDED
                                         SEPTEMBER 30,            SEPTEMBER 30,
                                     ---------------------    ----------------------
                                        1998       1997          1998        1997
                                     ----------  ---------    ----------  ----------
Basic income per common share:
  Net Income                         $  513,496  $  525,662   $1,797,477  $1,652,262

  Weighted average common shares
    outstanding                       3,038,900   1,974,622    3,011,445   2,971,991

  Basic income per common share      $     0.17  $     0.18   $     0.60  $     0.56

Dilutive income per common share:
  Net income                         $  513,496  $  525,662   $1,797,477  $1,652,262

  Weighted average common shares
    outstanding                       3,038,900   2,974,622    3,011,445   2,971,991
  Dilutive effect of stock options      180,238     193,368      195,693     183,619
                                     ----------  ----------   ----------  ----------
  Total shares                        3,219,138   3,167,990    3,207,138   3,155,610

  Dilutive income per common share   $     0.16  $     0.17   $     0.56   $    0.52

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